Exhibit 5.1

December 20, 2007

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Federal Realty Investment Trust
Registration Statement on Form S-3
Underwritten Public Offering of up to 2,000,000 Common Shares

Ladies and Gentlemen:

We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a prospectus supplement dated December 20, 2007 (the “Prospectus Supplement”) to the prospectus dated June 20, 2006 (the “Base Prospectus”) contained in the automatic shelf registration statement on Form S-3 (File No. 333-135159) (the “Registration Statement”), which was filed on June 20, 2006. The Base Prospectus and the Prospectus Supplement are together referred to herein as the “Prospectus.” The Prospectus relates to the issuance and sale by the Company of up to 2,000,000 common shares of beneficial interest, par value $.01 per share (the “Shares”), pursuant to the Underwriting Agreement dated December 20, 2007 between the Company and the Underwriters (as defined below) (the “Underwriting Agreement”) and the related Pricing Agreement dated December 20, 2007 between the Company and the Underwriters (the “Pricing Agreement”), to the firms named in Schedule I to the Pricing Agreement (the “Underwriters”).

In rendering our opinion, we have examined the following:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Declaration of Trust of the Company, as amended and corrected, as certified by the Maryland State Department of Assessments and Taxation on December 14, 2007 and by the Secretary of the Company on December 20, 2007;

Federal Realty Investment Trust

December 20, 2007

(iv)	the Amended and Restated Bylaws, as amended, of the Company, as certified by the Secretary of the Company on December 20, 2007;

(v)	a copy of the specimen certificate for the Shares to be issued pursuant to the Underwriting Agreement;

(vi)	resolutions adopted by the Board of Trustees of the Company on February 17, 2006 and December 14, 2007 (the “Board Resolutions”), as certified by the Secretary of the Company on December 20, 2007;

(vii)	resolutions adopted by the Pricing Committee of the Board of Trustees of the Company on December 20, 2007 (the “Pricing Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”), as certified by the Secretary of the Company on December 20, 2007;

(viii)	a certificate of an officer of the Company dated as of the date hereof; and

(ix)	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of the Shares pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Shares or the validity of the Shares.

We have also assumed that the offering, sale and delivery of the Shares will not at the time of such offering, sale and delivery violate or conflict with (i) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (ii) any provision of any license, indenture,

Federal Realty Investment Trust

December 20, 2007

instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of capital shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.

Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Shares, when sold, issued and delivered by Company in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the United States and Maryland law, in each case excluding choice of law provisions thereof. We render no opinions with respect to the law of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP
PILLSBURY WINTHROP SHAW PITTMAN LLP